Realty Capital Securities

FOR DUE DILIGENCE PURPOSES ONLY - NOT FOR DISTRIBUTION

We are writing to inform you that, through June 6, 2012, American Realty Capital Trust III, Inc. (“ARCT III”) has raised $770 million of the maximum $1.5 billion offering (plus an additional $237 million DRIP). The average equity raise of $210 million for the past several months suggests that ARCT III will reach its maximum offering and close to new investments in September 2012. As we have previously communicated and, in line with our Best Practices, ARCT III will close its offering as originally sized and will not raise additional capital through a follow-on offering.

You firm has been an important part of the selling group and we appreciate your efforts to support ARCT III’s fundraising. We anticipate that American Realty Capital Trust IV will be declared effective in the coming days and look forward to working with you as you complete your review of that offering. We remind you that our current suite of programs presents a diversified group of sector specific choices for your advisors and clients. We invite you to learn more about these offerings by clicking on the links below and by accessing the RCS Review newsletter.

We will provide you and your financial advisors with regular updates on the status of the ARCT III fundraising initiatives. We also invite you to visit http://www.arct-3.com for updates at any time on the status of the offering.

We invite you to download the RCS iPad application for the most up-to-date and comprehensive information on the RCS platform companies.

Louisa Quarto

President

Realty Capital Securities

For Due Diligence Purposes Only- Not For Further Distribution

Copyright (C) 2012 Realty Capital Securities, LLC All rights reserved.

Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, T 877-373-252